Exhibit (d)(iii)

GUARANTY

This GUARANTY is dated as of January 18, 2024 (this “Guaranty”) and is given by Blackstone Real Estate Partners X L.P., a Delaware limited partnership (the “Guarantor”), in favor of Tricon Residential Inc., a corporation existing under the laws of the Province of Ontario (the “Guaranteed Party”).

1. GUARANTY. To induce the Guaranteed Party to enter into the Arrangement Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), entered into concurrently herewith by and between the Guaranteed Party and Creedence Acquisition ULC, an unlimited liability company organized under the Laws of the Province of British Columbia (the “Purchaser”), the Guarantor absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual observance, performance and discharge of 88.75% of (a) the payment obligations of the Purchaser with respect to the Purchaser Termination Fee, (b) the payment obligations of the Purchaser under the last sentence of Section 4.12 of the Agreement, (c) the payment obligations of the Purchaser under Section 4.13(b) of the Agreement and (d) the payment obligations of the Purchaser under the last sentence of Section 4.14(a) of the Agreement, in each case, subject to the terms and limitations of the Agreement (collectively, the “Obligations”). In no event shall the Guarantor’s aggregate liability under this Guaranty exceed the sum of (i) US$466,843,000 and (ii) the amount of all costs and expenses provided under Section 4 hereof (collectively, the “Cap”). The parties agree that this Guaranty may not be enforced against the Guarantor without giving effect to the Cap. The Guaranteed Party agrees that in no event shall the Guarantor be required to pay to the Guaranteed Party under, in respect of, or in connection with this Guaranty or the Agreement or the transactions contemplated thereby any amounts other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor hereby acknowledges and agrees that, in the absence of this Guaranty, the Guaranteed Party would not enter into the Agreement. Each capitalized term used and not defined herein and the term “affiliate” shall have the meanings ascribed to them in the Agreement.

If the Purchaser fails to discharge any of (a) its payment obligations with respect to the Purchaser Termination Fee, (b) its payment obligations under the last sentence of Section 4.12 of the Agreement, (c) its payment obligations under Section 4.13(b) of the Agreement or (d) its payment obligations under the last sentence of Section 4.14(a) of the Agreement, in each case when due (whether or not any bankruptcy, insolvency or similar proceeding shall have stayed the accrual or collection of any of such obligations or operated as a discharge thereof), the Guaranteed Party may at any time and from time to time until the termination of the Obligations pursuant to Section 9 hereof, at the Guaranteed Party’s option, and so long as the Purchaser has failed to perform any of such Obligations, take any and all actions available hereunder to enforce the Obligations, subject to the Cap. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action against the Guarantor for the full amount of the Guarantor’s liabilities hereunder in respect of the Obligations (subject to the Cap), regardless of whether an action is brought against the Purchaser or whether the Purchaser is joined in any such action or actions.

2. NATURE OF GUARANTY. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that the Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment under this Guaranty to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned, for any reason whatsoever (other than as set forth in the last sentence of Section 9 hereof), the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the Cap) as if such payment had not been made. This Guaranty is an unconditional guarantee of payment and not of collection.

3. CHANGES IN THE OBLIGATIONS, CERTAIN WAIVERS.

The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also make any agreement with the Purchaser or any other Person now or hereafter liable with respect to any of the Obligations, for the extension, modification, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Guaranty or affecting the validity or enforceability of this Guaranty. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Purchaser, the Guarantor or any other Person now or hereafter primarily or secondarily liable with respect to any of the Obligations; (b) any change in the terms, time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms, conditions or other provisions of the Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with the Obligations, or any renewal of any Obligation; (c) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations; (d) any change in the corporate existence, structure or ownership of the Purchaser or any other Person now or hereafter liable with respect to the Obligations, including any release or discharge of any obligation of the Purchaser contained in the Agreement resulting from any of the foregoing occurrences; (e) any voluntary or involuntary liquidation, dissolution, insolvency, bankruptcy, reorganization, receivership, assignment for the benefit of creditors or other similar proceeding affecting the Purchaser or any other Person now or hereafter liable with respect to the Obligations, including any release or discharge of any obligation of the Purchaser contained in the Agreement resulting from any of the foregoing occurrences; (f) the existence of any claim, set-off or other right that the Guarantor may have at any time against the Purchaser or the Guaranteed Party or any of their respective affiliates, whether in connection with the Obligations or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations; (h) the value, genuineness, validity, regularity, illegality or enforceability of the Agreement or this Guaranty; (i) any act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise or operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Obligations in accordance with their terms); (j) any other circumstance whatsoever (with or without notice to or knowledge of the Purchaser or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Purchaser for the Obligations or of the Guarantor under this Guaranty, in bankruptcy or any other instance, other than as provided herein; or (k) any breach of the Agreement by the Purchaser.

To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (other than notices required to be provided to the Purchaser pursuant to the Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of the Purchaser or any other Person now or hereafter liable with respect to the Obligations, and all suretyship defenses generally (other than fraud by the Guaranteed Party or any of its affiliates, defenses to the payment of the Obligations that are available to the Purchaser under the Agreement or breach by the Guaranteed Party of this Guaranty). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that this Guaranty, including specifically the waivers set forth in this Guaranty, is knowingly made in contemplation of such benefits.

The Guarantor further acknowledges that the Guarantor (i) has examined or had the opportunity to examine the Agreement and (ii) waives any defense which may exist resulting from the Guarantor’s failure to receive or examine at any time the Agreement or any amendments, modifications, supplements, restatements or replacements therefor. The Guarantor acknowledges that in entering into this Guaranty, the Guarantor is not relying upon any statement, representation, warranty or opinion of any kind from the Guaranteed Party as to the present or future financial condition, performance, assets, liabilities or prospects of the Purchaser as to any other matter; the Guarantor shall be responsible for being and remaining fully informed thereof.

The Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against the Purchaser or any other Person liable with respect to the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guaranty or any other agreement in connection herewith (whether arising by contract, operation of law or otherwise, including, without limitation, any such right arising under bankruptcy or insolvency Laws), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against the Purchaser or such other Person, whether or not such claim, remedy or right arises in equity, under contract or applicable Law, including, without limitation, the right to take or receive from the Purchaser or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations and all other amounts payable under this Guaranty shall have been previously paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations, such amount shall be deemed received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations in accordance with the Agreement, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Guaranty thereafter arising. Notwithstanding anything to the contrary contained in this Guaranty, the Guaranteed Party hereby agrees that (a) to the extent the Purchaser is relieved of any Obligations (other than as a result of defenses arising from bankruptcy or insolvency of the Purchaser), the Guarantor shall be similarly relieved of its obligations under this Guaranty solely with respect to such relieved Obligations of the Purchaser, and (b) the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Guaranty, any claim, set-off, deduction, defense or release that the Purchaser could assert against the Guaranteed Party under the terms of the Agreement (other than as a result of defenses arising from bankruptcy or insolvency of the Purchaser).

Guarantor hereby agrees that neither it nor its affiliates shall assert in any litigation or other proceeding that this Guaranty is illegal, invalid or unenforceable, in whole or in part, and neither it nor its affiliates shall assert that any amounts payable under this Guaranty are a penalty.

4. EXPENSES. The Guarantor agrees to pay on demand all reasonable and documented third party costs and out-of-pocket expenses (including reasonable fees of counsel) actually incurred by the Guaranteed Party relating to any litigation or other proceeding brought by Guaranteed Party to enforce its rights hereunder, if the Guaranteed Party prevails in such litigation or proceeding.

5. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, the Purchaser or any other Person now or hereafter liable for the Obligations prior to proceeding against the Guarantor hereunder, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from the Purchaser or any such other Person shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies of the Guaranteed Party.

6. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) it is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware;

(b) it has all requisite limited partnership power and authority to execute, deliver and perform this Guaranty and the execution, delivery and performance of this Guaranty have been duly and validly authorized and approved by all necessary action (and no other proceedings or actions on the part of the Guarantor are necessary therefor), and do not and will not contravene any provision of the Guarantor’s limited partnership agreement or similar organizational documents or any applicable Law, order, judgment or contractual restriction binding on the Guarantor or any of its assets;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Guaranty;

(d) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e) the Guarantor has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Guaranty shall be available to the Guarantor for so long as this Guaranty shall remain in effect in accordance with Section 9 hereof.

7. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign this Guaranty or its rights or obligations under this Guaranty to any other Person without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be; provided that the Guarantor may assign, in whole or in part, its rights and obligations under this Guaranty to the Other Blackstone Investor (as defined below); provided, further, that any such assignment will not relieve the Guarantor of the Obligations unless the Obligations are satisfied. Any attempted assignment in violation of this Section 7 shall be null and void.

8. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Agreement (and shall be deemed given as specified therein), as provided below:

if to the Guarantor:

BREIT Operating Partnership L.P.

345 Park Avenue

New York, NY 10154

Attention: Jacob Werner and Asim Hamid

Email: realestatenotices@blackstone.com

with a copy to (which alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Brian M. Stadler and Matthew B. Rogers

Email: bstadler@stblaw.com; mrogers@stblaw.com

if to the Guaranteed Party, as provided in Section 7.3 of the Agreement.

9. CONTINUING GUARANTEE; TERMINATION. This Guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Obligations payable under this Guaranty have been indefeasibly paid in full. Notwithstanding the foregoing, this Guaranty shall terminate and the Guarantor shall have no further obligations under this Guaranty as of the earliest to occur of (i) the Effective Time, (ii) receipt of 88.75% of the Purchaser Termination Fee by the Guaranteed Party pursuant to the Agreement and any amounts that may be payable under Section 4 hereof and (iii) the 90th day after any termination of the Agreement in accordance with its terms unless, in the case of this clause (iii), the Guaranteed Party shall have presented a written claim for payment of the Obligations to the Guarantor or commenced litigation against the Guarantor under and pursuant to this Guaranty prior to such 90th day, in which case this Guaranty shall terminate upon (x) the final, non-appealable resolution of such claim or litigation, or (y) written agreement among the Guarantor and the Guaranteed Party resolving such claim, and in each case the satisfaction by the Guarantor of any obligations as so finally determined or agreed upon. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its affiliates or its or their successors and assigns asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap, that the provisions of Section 1 of the Guaranty of even date entered into between BREIT Operating Partnership, L.P. (the “Other Blackstone Investor”) and the Guaranteed Party (the “Other Blackstone Guaranty”) limiting the Other Blackstone Investor’s liability to the “Cap” (as defined in the Other Blackstone Guaranty) or that any other provisions of this Guaranty or the Other Blackstone Guaranty are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against any of the Purchaser, the Guarantor, the Other Blackstone Investor or any other Non-Recourse Party (as defined below) with respect to the transactions contemplated by the Agreement other than liability of the Purchaser under the Agreement (as limited by the provisions of the Agreement), liability of the Guarantor and its assignees under this Guaranty (as limited by the provisions hereof, including Section 1 hereof), liability of the Other Blackstone Investor and its assignees under the Other Blackstone Guaranty (as limited by the provision thereof, including Section 1 thereof) or liability of Blackstone Real Estate Services L.L.C. under the Confidentiality Agreement (as limited by the provisions of the Confidentiality Agreement), then (i) the obligations of the Guarantor under this Guaranty shall terminate forthwith and shall thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Guaranty, it shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantor, the Other Blackstone Investor nor any other Non-Recourse Parties shall have any liability to the Guaranteed Party or any of its affiliates with respect to the Agreement, the transactions contemplated by the Agreement under this Guaranty or the Other Blackstone Guaranty or otherwise. If at any time all or any part of any payment received by the Guaranteed Party from the Purchaser or the Guarantor or any other Person under or with respect to the Agreement or this

Guaranty has been refunded or rescinded pursuant to any court order, or declared to be fraudulent or preferential, or is set aside or otherwise is required to be repaid to the Purchaser or the Guarantor, their estate, trustee, receiver or any other party, including as a result of the insolvency, bankruptcy or reorganization of the Purchaser or the Guarantor or any other party (an “Invalidated Payment”), then the Guarantor’s obligations under this Guaranty shall, to the extent of such Invalidated Payment be reinstated and deemed to have continued in existence as of the date that the original payment occurred. Notwithstanding anything to the contrary in this Guaranty, Sections 8-16 shall survive any termination of this Guaranty.

10. NO RECOURSE. The Guaranteed Party acknowledges that the Purchaser does not have any assets other than certain contract rights and a nominal amount of cash and that no additional funds are expected to be contributed to the Purchaser unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Guaranty or any document or instrument delivered in connection herewith, and notwithstanding that the Guarantor or its general partner (and any assignee permitted under Section 7 hereof) may be a limited partnership or limited liability company, by its acceptance of the benefits of this Guaranty, the Guaranteed Party agrees that no Person other than the Guarantor or its assigns has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder and that neither the Guaranteed Party nor any of its affiliates has any right of recovery under this Guaranty, or any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Guaranty, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability shall attach to, be imposed on, or otherwise be incurred by the Other Blackstone Investor, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, successors or assignees of the Guarantor, the Purchaser or the Other Blackstone Investor or any former, current or future equity holder, controlling Person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing (collectively, but not including the Guarantor (and any assignee permitted under Section 7 hereof) or the Purchaser, the “Non-Recourse Parties”), through the Purchaser or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Purchaser against the Guarantor or any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether based in contract, tort or otherwise. The Guaranteed Party further agrees that the only rights of recovery that the Guaranteed Party or its affiliates have in connection with the Agreement or the transactions contemplated thereby or otherwise relating thereto are their right to recover from the Purchaser under and to the extent expressly provided in the Agreement, their right to recover from the Guarantor or its assigns (but not any Non-Recourse Party) under and to the extent expressly provided in this Guaranty and subject to the Cap and the other limitations described herein, their right to recover from the Other Blackstone Investor or its assigns (but not any other Non-Recourse Party) under and to the extent expressly provided in the Other Blackstone Guaranty and subject to the “Cap” (as defined therein) and the other limitations described therein, their right to recover from Blackstone Real Estate Services L.L.C. under and to the extent expressly provided in the Confidentiality Agreement and their right to recover from BCORE Preferred Holdco LLC under and to the extent expressly provided in the Support Agreement, dated the date hereof, between BCORE Preferred Holdco LLC, the Purchaser and the Company (the “Support Agreement”). Recourse against the Guarantor or its assigns under the terms of this Guaranty and the Other Blackstone Investor or its assigns under the terms of the Other Blackstone Guaranty shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantor and the Non-Recourse Parties (other than Blackstone Real Estate Services L.L.C. to the extent expressly provided in the Confidentiality Agreement, the Other Blackstone Investor under and to the extent expressly provided in the Other Blackstone Guaranty and subject to the “Cap” (as defined therein) and the other limitations described therein, and BCORE Preferred Holdco LLC under and to the extent expressly provided in the Support Agreement) in respect of any liabilities arising under, or in connection with, the Agreement or the transactions contemplated by the Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or in equity, in contract, tort or otherwise. The Guaranteed Party hereby agrees that it shall not institute, and shall cause its affiliates not to institute, directly or indirectly, any action or bring any other claim arising under, or in connection with, the Agreement, the transactions contemplated thereby or otherwise relating thereto, against the Guarantor or any Non-Recourse Party, except for claims solely against Blackstone Real Estate Services L.L.C. under and to the extent expressly provided in the Confidentiality Agreement, for claims solely against the Guarantor and its assigns under and to the extent expressly provided in this Guaranty and subject to the Cap and the other limitations described herein, for claims solely against the Other Blackstone Investor and its assigns under and to the extent expressly provided in the Other Blackstone Guaranty and subject to the “Cap” (as defined therein) and the other limitations described therein and for claims solely against BCORE Preferred Holdco LLC under and to the extent expressly provided in the Support Agreement. Nothing set forth in this Guaranty shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein.

11. GOVERNING LAW; JURISDICTION.

(a) This Guaranty and all disputes, claims or controversies arising out of or relating to this Guaranty, or the negotiation, validity or performance of this Guaranty, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without regard to its rules of conflict of Laws.

(b) Each of the parties hereto hereby (i) irrevocably submits to and agrees to be subject to the personal jurisdiction of the Ontario Superior Court of Justice (Commercial List) (the “Chosen Court”), for the purpose of any claim, action, suit or proceeding (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to this Guaranty or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and shall be brought before, and determined by, the Chosen Court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not (except for a suit on the judgment as expressly permitted by Section 11(d)) bring any claim, action, suit or proceeding relating to this Guaranty or the transactions contemplated by this Guaranty in any court other than the Chosen Court.

(c) Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any other claim, suit, action or proceeding relating to the transactions contemplated by this Guaranty, on behalf of itself or its property, in the manner provided by Section 8 and nothing in this Section 11 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(d) Each party hereto agrees that a final judgment in any claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. COUNTERPARTS. This Guaranty may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Guaranty (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Guaranty.

14. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 10 hereof for the benefit of the Non-Recourse Parties, the parties hereto hereby agree that this Guaranty shall be binding upon and inure solely for the benefit of the other parties hereto and their respective successors and permitted assigns, and this Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

15. CONFIDENTIALITY. This Guaranty is being provided to the Guaranteed Party solely in connection with the Agreement. This Guaranty may not be used, circulated, quoted or otherwise referred to in any document (other than the Agreement or the Other Blackstone Guaranty) by the Guaranteed Party, except with the written consent of the Guarantor; provided that no such written consent is required for any disclosure of the existence or terms of this Guaranty to the parties to the Agreement or their affiliates or Representatives, in the Circular or to the extent required by applicable Law, the applicable rules of any national securities exchange, if required in connection with any required filing or notice with any Governmental Entity relating to the Agreement or the transactions contemplated thereby or in connection with the enforcement of this Guaranty. The Guaranteed Party will permit the Guarantor to have a reasonable opportunity to comment on such required disclosure to the extent practicable.

16. MISCELLANEOUS.

(a) This Guaranty, the Other Blackstone Guaranty, the Agreement, the Confidentiality Agreement, the Support Agreement and the agreements referenced herein and therein contain the entire agreement relative to the subject matter hereof and supersedes all prior agreements, understandings and undertakings with respect to the subject matter hereof, both written and oral, among the Purchaser and/or the Guarantor or any of their respective affiliates, on the one hand, and the Guaranteed Party or any of its affiliates, on the other hand. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b) Any term or provision hereof that is prohibited, invalid or unenforceable in any situation in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition, invalidity or unenforceability without prohibiting, invalidating or rendering unenforceable the remainder of such term or provision or the remaining terms and provisions hereof, and any such prohibition or unenforceability in any situation in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Guaranty is so broad as to be unenforceable, the Guarantor and the Guaranteed Party will negotiate in good faith to modify this Guaranty so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Guaranty are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, (i) this Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 9 and 10 hereof and this Section 16(b) and (ii) the parties intend that the remedies and limitations thereon contained in this Guaranty, including Section 10, be construed as an integral provision of this Guaranty and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guaranty.

(d) All parties acknowledge that each party and its counsel have reviewed this Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guaranty.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BLACKSTONE REAL ESTATE PARTNERS X L.P.

By: Blackstone Real Estate Associates X L.P., its general partner

By: BREA X L.L.C., its general partner

By:	/s/ Jacob Werner
Name: Jacob Werner
Title: Senior Managing Director

[Signature page to Guaranty]

Accepted and Agreed to:

TRICON RESIDENTIAL INC.

By:	/s/ David Veneziano
Name: David Veneziano
Title: Executive Vice President and
Chief Legal Officer

[Signature page to Guaranty]